Exhibit 99.1

EDGEWATER BANCORP, INC. TO DEREGISTER

WITH THE SECURITIES AND EXCHANGE COMMISSION

Saint Joseph, MI (October 19, 2016) – Edgewater Bancorp, Inc. (the “Company”), the holding company for Edgewater Bank, announced today that it intends to file a Form 15 with the Securities and Exchange Commission (the "SEC") to begin the process of terminating the registration of its common stock (the "Common Stock") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Upon completion of this process, the Company will cease to file current and periodic reports with the SEC. The Company expects that the termination process will be completed by late January 2017.

The Company's board of directors has determined that the Company will benefit by eliminating significant costs, including fees and expenses relating to preparing and filing periodic reports with the SEC. Management will also spend less time on report preparation, allowing them to devote full attention and effort to the Company's operations. The Company intends to continue to hold annual meetings and to provide its shareholders with financial information through its website, through publically available regulatory reports, and through regularly-scheduled shareholder communications.

The Company intends to file the Form 15 on or about October 21, 2016 and expects it to become effective 90 days after its filing, or January 19, 2017.  Deregistration of the Company’s Common Stock under the Exchange Act will not become effective prior to January 17, 2017.

Even after the filing of the Form 15 with respect to the Company's filing obligations under Section 12(g) of the Exchange Act, the Company's obligation to file SEC periodic reports under Section 15(d) of the Securities Act will continue through at least January 19, 2017. The Company intends to file a second Form 15 after January 19, 2017, at which time the Company expects that all of its SEC filing obligations will be suspended, assuming the Company has less than 1,200 shareholders of record at that time (the Company currently has 165 shareholders of record). The Company intends to seek no action relief from the SEC requesting that the Company's obligation to file its 2016 Annual Report on Form 10-K also be suspended.

Once the Form 15s are effective as to both Exchange Act Section 12(g) and Securities Act Section 15(d), the obligations of the Company to file periodic reports with the SEC, including reports on Forms 10-K, 10-Q and 8-K, as well as proxy materials, will be suspended for as long as the Company has fewer than 1,200 shareholders of record.

"The decision to deregister the Company’s Common Stock and suspend SEC reporting was made after careful consideration of the advantages and disadvantages of continuing as an SEC reporting company.  This decision should reduce our operating expenses and result in benefits to the Company's stockholders." said Richard E. Dyer, President and CEO of Edgewater Bancorp, Inc.

Edgewater Bank is a community-based organization offering a full range of financial products and services to businesses and consumers. It is headquartered at 321 Main Street, Saint Joseph, Michigan 49085.